EXHIBIT 99.1

IntraBiotics Announces Restructuring Plan

Company to Focus More Resources on Lead Product Iseganan

Resources Sufficient to Fund Operations Beyond Next Trial Result

    MOUNTAIN VIEW, Calif., May 31 /PRNewswire/—IntraBiotics Pharmaceuticals, Inc. (Nasdaq: IBPI), a biopharmaceutical company engaged in the development of novel antibiotics, today announced that it will implement a restructuring plan intended to conserve capital and help direct financial and human resources to the development of its lead product, iseganan HCl oral solution for the prevention of oral mucositis in cancer patients. As a result of the restructuring, the Company anticipates that current resources should be sufficient to fund its operations into the fourth quarter of 2002, beyond completion of the current phase III trial of iseganan in radiotherapy patients expected in the second quarter of 2002.

    Kenneth J. Kelley, Chairman and Chief Executive Officer of IntraBiotics, said the plan will be implemented immediately and be completed over the next three months. The strategic restructuring will include a reduction in force of approximately 90 positions in research or administration, or 71% of IntraBiotics' current workforce of 127 employees. The restructuring also includes the termination of certain research and development collaborations and the consolidation of operations into one existing facility in Mountain View, California. Previously, the Company announced an amendment to its license and development agreement for its late-stage ramoplanin program to conserve resources and that it plans to delay further development of two earlier-stage clinical programs until more resources become available.

    Mr. Kelley said, "The purpose of this strategic restructuring is to help ensure adequate resources are available to finish development of our iseganan HCl oral solution while appropriately balancing technical, financing and execution risks with potential rewards to shareholders. The Board of Directors believes that iseganan is the Company's most valuable asset because of the development progress to date, the relative time and effort needed to complete development and the relative likelihood for success among our portfolio of product candidates. The Company also will maintain possession of additional clinical and preclinical product candidates that can be developed in the future if sufficient resources become available."

    Following the restructuring, the Company will retain approximately 37 full-time employees largely focusing on drug development of iseganan and including a small support staff. Three corporate officers will remain. Mr. Kelley will continue as Chairman and Chief Executive Officer, Henry J. Fuchs M.D. will remain as Vice President for Clinical Affairs and Natalie J. McClure will serve as Vice President Product Development.

    As a result of the restructuring, the Company anticipates significantly lower total operating expenses to a range of $8.0 million to $12.0 million per quarter, compared with the current level of $15.0 million to $20.0 million per quarter. IntraBiotics recently filed its Quarterly Report on Form 10-Q for the first quarter of 2001 indicating cash reserves of $66.9 million. The Company anticipates that the restructuring and revised budget will enable its current capital to fund operations into the fourth quarter of 2002.

    IntraBiotics previously announced that it designated iseganan HCl oral solution for the prevention of oral mucositis as its lead product because the product is in late-stage development, is designated fast track by the FDA and the Company retains worldwide marketing rights. Oral mucositis is a potentially devastating side effect of anti-cancer therapies that causes painful and infected ulcers in the mouth and for which there is no approved therapy. IntraBiotics is conducting a phase III trial of iseganan HCl oral solution for the prevention of oral mucositis in cancer patients receiving radiotherapy, which the Company expects to complete in the second quarter of 2002. The Company recently announced results from a phase III clinical trial of iseganan in cancer patients receiving chemotherapy in which the secondary endpoint was met. Iseganan was shown to reduce pain, the most important manifestation of oral mucositis to the patient. The primary endpoint in that trial for ulceration nearly reached the statistical significance required of drugs in support of regulatory approval, 0.067 compared with 0.05, despite a contractor's dispensing error during the trial. The Company believes that this error damaged the results. Based on additional analyses the Company believes that a repeat trial will improve the chances for regulatory approval and is planning to conduct another phase III trial in this patient population.

    Mr. Kelley further commented, "We aspire to help patients, reward shareholders and honor our current and former employees by completing the development of our first and most important novel antibiotic, iseganan. We appreciate our employees' hard work and efforts expended to date on this program, our mid-stage products and our early-stage research projects. We recognize and thank our former employees for their contributions and believe their work ultimately will make a significant and lasting contribution to the battle against serious infections. Accordingly, we have tried very hard to plan this restructuring with sensitivity and respect and all of the departing employees will receive appropriate and fair severance and benefits."

    IntraBiotics Pharmaceuticals, Inc., founded in 1994, is a biopharmaceutical company engaged in the development of novel antibacterial and antifungal drugs for the treatment and prevention of serious infectious diseases, including those caused by multi-drug resistant pathogens. IntraBiotics' lead product is iseganan HCl oral solution (formerly known as Protegrin IB-367 Rinse), which is being tested in a phase III clinical trial for the prevention of oral mucositis in cancer patients. IntraBiotics has additional products that have successfully completed earlier-stage clinical trials, including iseganan HCl oral solution for prevention of pneumonia in patients on mechanical ventilators and iseganan aerosol for inhalation for treatment of lung infections in cystic fibrosis patients. The Company has not undertaken further development efforts with respect to these product candidates in order to conserve its resources.

    IntraBiotics is also conducting a phase III clinical trial for ramoplanin oral powder for the prevention of vancomycin-resistant enterococci (VRE) bloodstream infections. Previously, the Company announced an amendment to its collaboration agreement with the licensor, Biosearch Italia, S.p.A. for the development of ramoplanin. Under the new agreement, Biosearch will assume responsibility for the clinical development of ramoplanin oral powder at its own expense and regain North American rights from IntraBiotics, following a transition period ending August 31, 2001. Biosearch will reimburse IntraBiotics for clinical trial expenses during the transition period. In return for development efforts and expenses to date, IntraBiotics will receive a royalty on future net sales of ramoplanin in North America, if it is successfully developed.

    Additional information is available at the company's web site: www.intrabiotics.com.

    Certain statements in this press release contain forward-looking information. As such, they are subject to the occurrence of many events outside of IntraBiotics' control and are subject to various risk factors that could cause IntraBiotics' results to differ materially from those expressed in any forward-looking statement. The risk factors include, without limitation, the inherent risks of product development failure, the uncertainty of clinical outcomes, the need for additional financing, regulatory risks, and risks related to proprietary rights, market acceptance and competition. These risk factors are more fully described in documents on file with the Securities and Exchange Commission including, but not limited to, our Quarterly Report on Form 10-Q, as amended, for the period ended March 31, 2001.